Exhibit 5.1

SILVERMAN SHIN & BYRNE PLLC

Wall Street Plaza

88 Pine Street, 22nd Floor

New York, NY 10005

April 19, 2023

Board of Directors

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala, FL 34473

Gentlemen:

We have acted as counsel to AIM ImmunoTech Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated April 19, 2023, to the Prospectus, dated February 4, 2023, included in the Registration Statement on Form S-3 (File No. 333-262280) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to $8.5 million of shares of common stock, par value $0.001 per share, of the Company (the “Shares”). The Shares will be sold pursuant to the Equity Distribution Agreement, dated April 19, 2023, by and between the Company and Maxim Group LLC (the “Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals of the Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the laws of the State of Delaware and the United States of America. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of Delaware and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Silverman Shin & Byrne PLLC
Silverman Shin & Byrne PLLC